SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-12.

Flagstar Bancorp, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

April 3, 2001

Dear Stockholder:

We invite you to attend the Annual Meeting of Stockholders of Flagstar Bancorp, Inc. to be held at the national headquarters of the Company and Flagstar Bank, FSB, 5151 Corporate Dr., Troy, Michigan on May 7, 2001 at 1:00 p.m., local time.

The Annual Meeting has been called for the election of directors, the approval of the 2000 Restricted Stock Plan, and the conduct of incidental matters. Enclosed is a proxy statement, a proxy card and the Annual Report to Stockholders for 2000. Directors and officers of the Company as well as representatives of Grant Thornton LLP, the Company’s independent auditors for 2000, will be present to respond to any questions the stockholders may have.

Your vote is important regardless of the number of shares you own. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Thank you for your cooperation and continuing support.

Sincerely,

/s/ THOMAS J. HAMMOND

Thomas J. Hammond
Chairman of the Board
and Chief Executive Officer

FLAGSTAR BANCORP, INC.

5151 Corporate Dr.
TROY, MI 48098
(248) 312-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 7, 2001

NOTICE IS HEREBY GIVEN that the 2001 annual meeting of stockholders (the “Annual Meeting”) of Flagstar Bancorp, Inc. (the “Company”) will be held on Monday, May 7, 2001 at 1:00 p.m., local time, at the national headquarters of the Company and Flagstar Bank, FSB, 5151 Corporate Dr., Troy, Michigan.

A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

The Annual Meeting is for the purpose of considering and acting upon the following matters:

1.	to elect three directors to the Board of Directors to hold office for a period of three years and until their successors shall have duly elected and qualified; and

2.	to approve the 2000 Restricted Stock Plan which will reserve 500,000 shares of common stock; and

3.	to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

NOTE:  The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above or on any date or dates to which, by original or later adjournments, the Annual Meeting may be adjourned. Stockholders of record on March 17, 2001 will be entitled to vote at the Annual Meeting and any adjournments thereof.

You are requested to fill in and sign the enclosed form of proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and choose to vote in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ MARY KAY MCGUIRE

Mary Kay McGuire
Secretary

Troy, Michigan

April 3, 2001

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE, AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT

OF

FLAGSTAR BANCORP, INC.

5151 Corporate Dr.
TROY, MI 48098
(248) 312-2000

ANNUAL MEETING OF STOCKHOLDERS

MAY 7, 2001

General

This Proxy Statement is furnished to stockholders of Flagstar Bancorp, Inc. (the “Company”) in connection with the solicitation of proxies by the Company’s Board of Directors to be used at the 2001 annual meeting of stockholders of the Company (the “Annual Meeting”), to be held on Monday, May 7, 2001 at 1:00 p.m., local time, at the national headquarters of the Company and Flagstar Bank, FSB (the “Bank”), 5151 Corporate Dr., Troy, Michigan. The accompanying Notice of Annual Meeting and form of proxy and this Proxy Statement are being first mailed to stockholders on or about April 3, 2001.

Voting and Revocability of Proxies

If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR election of the three nominees as directors of the Company and FOR the adoption of the 2000 Restricted Stock Plan (“Stock Plan”). The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person or a director where the nominee is unable to serve or for good cause will not serve, with respect to matters incident to the conduct of the Annual Meeting and with respect to any other matter presented to the Annual Meeting if notice of such matter has not been delivered to the Company in accordance with the Company’s Restated Articles of Incorporation. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxies on such matters as determined by a majority of the Board of Directors. Except for procedural matters incident to the conduct of the Annual Meeting, the Company does not know of any other matters that are to come before the Annual Meeting. Proxies marked as abstentions and shares held in street name which have been designated by brokers on proxies as not voted will not be counted as votes cast, but will be counted for purposes of determining a quorum at the Annual Meeting.

Stockholders who execute proxies may revoke them at any time prior to their exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. The mere presence of a stockholder at the Annual Meeting will not, by itself, automatically revoke such stockholder’s proxy.

Voting Securities

The securities which can be voted at the Annual Meeting consist of shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company. Each share entitles its owner to one vote on all matters. March 17, 2001 (the “Record Date”) has been fixed by the Board of Directors as the Record Date for determination of stockholders entitled to vote at the Annual Meeting. The number of shares of Common Stock outstanding as of the Record Date was 12,535,073.

Security Ownership of Certain Beneficial Owners and Management

Persons and groups beneficially owning more than 5% of the Common Stock are generally required under federal securities laws to file certain reports with the Securities and Exchange Commission (“SEC”) detailing such ownership. The following table sets forth, as of the Record Date, certain information as to the Common Stock beneficially owned by any person or group of persons who is known to the Company to be the beneficial owners of more than 5% of the Common Stock. Other than as disclosed below, management knows of no person who beneficially owned more than 5% of the Common Stock at the Record Date.

Name of	Amount and nature of	Percent of Common
Owner	Ownership(a)	Stock Outstanding

Thomas J. Hammond(b)	3,082,436	25.9%
Janet G. Hammond(c)	962,913	8.1
Mark T. Hammond(d)	966,955	8.1
Catherine H. Rondeau(e)	966,955	8.1
Carrie C. Langdon(f)	966,955	8.1
Dimensional Fund Advisors, Inc.	672,490	5.7

(a)	Does not include stock owned by the respective stockholder’s spouse, as to which the respective person disclaims beneficial ownership.

(b)	Does not include common shares that are acquirable by Mr. Hammond in accordance with the Option Plan or the Stock Plan.

(c)	Janet G. Hammond is the wife of Thomas J. Hammond.

(d)	Does not include common shares that are acquirable by Mr. Hammond in accordance with the Option Plan or the Stock Plan. Mark T. Hammond is the son of Thomas J. Hammond.

(e)	Catherine H. Rondeau is the daughter of Thomas J. Hammond.

(f)	Carrie C. Langdon is the daughter of Thomas J. Hammond.

The following table sets forth, as of December 31, 2000, certain information known to the Company as to the Common Stock beneficially owned by each director and executive officer of the Company and the Bank and by all directors and executive officers of the Company and the Bank as a group.

	Number of	Percent
Name and Position	Shares(1)	of Class

Thomas J. Hammond, Chairman of the Board and Chief Executive Officer of the Company and the Bank	3,503,086	28.3%
Mark T. Hammond, Vice Chairman of the Board and President of the Company and the Bank	1,237,615	10.0
C. Michael Kojaian, Director of the Company	1,800	*
James D. Coleman, Director of the Company	72,310	*
Michael W. Carrie, Director of the Company and Executive Vice President and Chief Financial Officer of the Company and the Bank	63,585	*
Joan H. Anderson, Director of the Company and Executive Vice President of the Company and the Bank	38,725	*
Mary Kay McGuire, Director of the Bank and Senior Vice President and Secretary of the Company and the Bank	42,005	*
Robert O. Rondeau, Jr., Executive Vice President of the Company and the Bank	30,780	*
Kirstin A. Hammond, Executive Vice President of the Company and the Bank	18,762	*
Charles Bazzy, Director of the Bank	16,910	*
Ronald I. Nichols, Sr., Director of the Bank	10,810	*
Harry S. Ellman, Director of the Bank	9,300	*
William B. Bortels, Director of the Bank	6,600	*
John R. Kersten, Director of the Company	5,600	*
James D. Isbister, Director of the Company	3,300	*
Richard S. Elsea, Director of the Company	1,800	*
Catherine H. Rondeau	966,955	7.8
Carrie C. Langdon	966,955	7.8
Janet G. Hammond	962,913	7.8
All directors, affiliates, and executive officers as a group (19 persons)	7,988,042	64.3%

*	Less than 1.0%

(1)	Based on information provided by the respective directors, affiliates, and executive officers. These totals include options granted under the 1998 Stock Option Plan. Unless otherwise indicated, the amounts shown include shares owned jointly with family members with whom the person shares voting and dispositive powers, or as custodian or trustee over which shares the person effectively exercises voting and dispositive powers. These amounts also include certain shares held in the person’s Savings and Investment Plan account, as of December 31, 2000, with respect to which the person has sole dispositive power and shared voting rights with the Plan’s trustees.

PROPOSAL I — ELECTION OF DIRECTORS

The Company’s Board of Directors is currently composed of nine members. The Company’s Restated Articles of Incorporation require that directors be divided into three classes, as nearly equal in number as possible, the members of each class to serve for a term of three years and until their successors are elected and qualified, with one-third of the directors elected each year. The Board of Directors has nominated for election as directors, Mark T. Hammond, James D. Isbister, and John R. Kersten, all of whom are currently members of the Board, to serve for three years and until his successor is elected and qualified. Under Michigan law, directors are elected by a plurality of the votes present in person or by proxy and entitled to vote on the election of directors.

It is intended that the persons named in the proxies solicited by the Board of Directors will vote for the election of the named nominee. If the nominee is unable to serve, the shares represented by all properly executed proxies which have not been revoked will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board of Directors may be reduced to eliminate the vacancy. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

The Board of Directors recommends a vote “FOR” election as directors of all of the nominees listed below.

The following table sets forth, for the nominee and each continuing director, his or her name, age as of the Record Date, the year he or she first became a director of the Company and the expiration of his or her current term as a director of the Company.

	Age as	Year	Current
	Of the	First Elected	Term
	Record	Director of	to
Name	Date	the Company	Expire

Board Nominee for Terms to Expire in 2002
Mark T. Hammond	35	1993	2001
James D. Isbister	64	1997	2001
John R. Kersten	59	1997	2001
Directors Continuing in Office
Thomas J. Hammond	57	1993	2002
Joan H. Anderson	50	1997	2002
C. Michael Kojaian	39	1997	2002
Michael W. Carrie	46	1997	2003
James D. Coleman	54	1993	2003
Richard S. Elsea	71	1997	2003

The following sets forth the business experience of each director of the Company.

Mark T. Hammond has served as Vice-Chairman of the Board of Directors since 1993. Mr. Hammond also serves as President of the Company and the Bank. Mr. Hammond has been employed by the Bank since 1987. Mr. Hammond is the son of Thomas J. Hammond, the Chairman and Chief Executive Officer.

James D. Isbister has served as a director since 1997. He is the Chairman of Tackson, LTD, a pharmaceutical company. Mr. Isbister is the father-in-law of Mark T. Hammond and the father of Kirstin A. Hammond.

John R. Kersten has served as a director since 1997. Mr. Kersten is the owner and President of Century 21 Town and Country Real Estate, Michigan’s 2nd largest real estate sales organization.

Thomas J. Hammond has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in 1993. Mr. Hammond also serves as Chairman of the Board of Directors and Chief Executive Officer of the Bank. Mr. Hammond founded Flagstar Bank, FSB in 1987.

Joan H. Anderson has served as a director since 1997. Mrs. Anderson also serves as the Executive Vice President of the Company and the Bank. Mrs. Anderson has been employed by the Company or the Bank in various capacities since 1987.

C. Michael Kojaian has served as a director since 1997. He serves as Executive Vice President and a Director of the Kojaian Companies, a real estate development and asset management organization.

Michael W. Carrie has served as a director since 1997. Mr. Carrie also serves as the Executive Vice President and Chief Financial Officer of the Company and the Bank. Mr. Carrie has been employed by the Company since 1993.

Richard S. Elsea has served as a director since 1997. Mr. Elsea is President and Owner of Real Estate One, Michigan’s largest real estate sales organization.

Dr. James D. Coleman has served as a director of the Company since 1993. He is a retired physician.

MEETINGS AND COMMITTEES AND COMPENSATION OF THE BOARDS OF DIRECTORS

The Boards of Directors of the Company generally meet on a monthly basis, or as needed. During the year ended December 31, 2000, the Company’s Board of Directors met 12 times. No Company director attended fewer than 66% of the total number of meetings held during 2000.

The Company’s Board of Directors acts as a nominating committee for the annual selection of its nominees for election as directors of the Company and also appoints the members of the Bank’s Board of Directors. While the Company’s Board of Directors will consider nominees recommended by stockholders, it has not actively solicited recommendations from the Company’s stockholders for nominees nor, subject to the procedural requirements set forth in the Company’s Restated and Amended Articles of Incorporation and Bylaws, established any procedures for this purpose. The Company’s Board of Directors met once in its capacity as the nominating committee during 2000.

The Company’s Audit Committee consists of directors C. Michael Kojaian, Dr. James Coleman, and John R. Kersten. The Audit Committee is responsible for reviewing the Company’s auditing programs and the activity of the Bank’s Audit Committee. The Bank’s Audit Committee consists of Bank directors Charles Bazzy, William B. Bortels, and Ronald I. Nichols, Sr. The committee oversees the quarterly regulatory reporting process, overseeing internal compliance audits as necessary, receiving and reviewing the results of each external audit, reviewing management’s responses to auditors’ recommendations, and reviewing management’s reports on cases of financial misconduct by employees, officers or directors. The Company’s Audit Committee met four times during 2000. The Bank’s Audit Committee met four times during 2000.

The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition (three independent directors) satisfies the rule of the National Association of Securities Dealers, Inc. (“NASD”) that governs audit committee composition, Rule 4310(c)(26)(B)(i), including the requirement that audit committee members all be “independent directors” as that term is defined by NASD Rule 4200(a)(15).

Directors of the Company and the Bank receive a monthly fee of $1,200 for attendance at each board meeting. Non-Employee directors are also reimbursed for reasonable travel expense incurred in connection with board and committee meetings. Directors of the Company who are also directors of the Bank are compensated for their role as a Bank director as well as their role as a Company director.

During 2000, non-employee board members received a $3,850 year-end bonus. Directors do not receive any additional compensation for serving on committees. Directors are not paid if they do not attend a meeting. All directors are eligible to participate in the Option Plan.

Bank Directors

Members of the Bank’s Board of Directors is appointed by the Company’s Board of Directors for three year terms. The directors of the Bank are as follows:

				Current
			Director	Term
Name	Age	Position(s) Held with Bank	Since	Expires

Mark T. Hammond	35	Vice Chairman of the Board and President	1991	2001
Charles Bazzy	71	Director	1987	2001
William B. Bortels	66	Director	1991	2001
Harry S. Ellman	54	Director	1990	2002
Thomas J. Hammond	57	Chairman of the Board and Chief Executive Officer	1987	2002
Ronald I. Nichols Sr.	66	Director	1987	2003
Mary Kay McGuire	45	Senior Vice President, Secretary and Director	1987	2003

Charles Bazzy has served as a Director of the Bank since 1987. He is retired from Ford Motor Company where he served as a planning and development manager for 33 years.

William B. Bortels has been a Director of the Bank since 1991. He has been a self-employed single-family home builder in Brighton, Michigan since 1964.

Mary Kay McGuire has been a Director of the Bank since 1987. Mrs. McGuire also serves as Secretary and Senior Vice President of the Company and the Bank. Mrs. McGuire has been employed by the Company since 1987. Mrs. McGuire has over 25 years experience in the financial services industry.

Harry S. Ellman has served as a Director since 1990. He has been a title insurance agent and attorney with Fidelity Title Co. located in Bingham Farms, Michigan.

Ronald I. Nichols, Sr. has served as a Director since 1987. He has been President of Nichols Sales Associates, Inc., located in Troy, Michigan since 1969.

AUDIT COMMITTEE REPORT

The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition (three independent directors) satisfies the rule of the National Association of Securities Dealers, Inc. (“NASD”) that governs audit committee composition, Rule 4310(c)(26)(B)(i), including the requirement that audit committee members all be “independent directors” as that term is defined by NASD Rule 4200(a)(15).

In accordance with its written charter adopted by the Board of Directors (set forth as Exhibit A), the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

1.	reviewed and discussed the audited financial statements with management;

2.	discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61; and

3.	reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board’s Standard No. 1, and discussed with the independent auditors any relationships that may impact their objectivity and independence.

AUDIT COMMITTEE REPORT (cont’d)

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission.

Members of the Audit Committee:

Charles Bazzy — Bank

Ronald I. Nichols — Bank
William B. Bortels — Bank
James D. Coleman — Company
John R. Kersten — Company
C. Michael Kojaian — Company

EXHIBIT A

Audit Committee Charter of Flagstar Bancorp, Inc.

Committee Purpose

The Board of Directors (“Board”) is the ultimate corporate governance body of Flagstar Bancorp, Inc. (“Company”). As such, the Board is charged with overseeing all material aspects of the Company’s operations. To assist the Board in performing its oversight role, and to help the Board meet its fiduciary duties to the shareholders of the Company, the Board has created an Audit Committee (“Committee”). For its part, the Committee is charged with the active and regular performance of the Board’s supervision of the Company’s internal control systems, its external and internal audit process, and its external and internal financial reporting process. This Audit Committee Charter is intended to set forth the roles, responsibilities, authority, and procedures of the Committee.

The Committee’s main role includes a particular focus on the qualitative aspects of financial reporting. Accordingly, one of the Committee’s main responsibilities will be to coordinate and control the Company’s internal control procedures, as well as its procedures for periodically reviewing and assessing the effectiveness of its internal control procedures. Such internal control procedures include, but are not limited to, those designed to identify, manage, monitor, and ultimately account for and report on the business transactions and risks arising from the Company’s operating and non-operating activities. The Committee’s role will culminate with the annual preparation of the Company’s audited financial statements, which the Committee will recommend to the Board as provided herein.

Committee Membership

The Committee shall consist of two (2) or more independent directors. “Independent director” means a person other than an individual having a relationship which, in the opinion of Company’s Board, would interfere with the exercise of independent, disinterested judgment in carrying out the responsibilities of a Committee member. Though not all-inclusive, the following categories of people shall not be considered independent for audit committee purposes:

1.	a director who is or was employed by the Company or any of its affiliates for the current or any of the past three years;

2.	a director who is an immediate family member of any management-level employee of the Company;

(As used in this charter, the phrase “immediate family member” includes a person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in the director’s home.)

AUDIT COMMITTEE REPORT (cont’d)

3.	a director who personally accepted any compensation from the corporation or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for Board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

4.	a director who is a partner, controlling shareholder, or an executive officer of any for-profit business organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the securities of the Company or organization) that exceed 5% of the Company’s or organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; and

5.	a director who is employed as an executive of another entity where any of the Company’s executives serve on that entity’s compensation committee.

Structure

The Committee members shall be appointed by the Board, in accordance with the preceding independence requirements. Each appointment shall be for an indefinite term, but the Board may remove Committee members at any time by Board action. If a Committee member is removed or resigns from the Committee, he or she shall serve until a successor is appointed.

The Committee shall elect a chairperson annually. The chairperson shall create the agenda for Committee meetings and otherwise preside over Committee meetings. It is expected that the chairperson will ask for management and key Committee advisors (e.g., the Company’s internal auditor, the Company’s internal legal counsel, and the Company’s appointed external auditors) to participate in Committee meetings as appropriate.

Meetings

The Committee shall meet at least four times annually. Additional meetings shall be scheduled as considered necessary by the Committee chairperson. Minutes of all meetings shall be recorded and maintained by the Committee.

Reporting to the Board

The Committee chairperson shall formally report (whether pursuant to specific requirements herein or otherwise) to the Board at least semi-annually. In addition, summaries of Committee minutes for all Committee meetings held between each Board meeting, separately identifying all unusually significant items, shall be made available to the Board at least one week prior to the Board meeting to be held subsequent to such Committee meetings.

Quorum

A majority of the appointed Committee members shall constitute a quorum and shall be able to conduct the Committee’s business.

Committee Expectations and Information Needs

The Committee shall communicate Committee expectations regarding the nature, timing, and extent of Committee information needs to management, internal audit, and external parties including external auditors. Any required materials shall be received from management and internal/external auditors prior to the scheduled meetings. Meeting conduct will assume Board members have reviewed written materials in sufficient depth to participate in Committee and/or Board dialogue.

AUDIT COMMITTEE REPORT (cont’d)

Duties and Responsibilities

      In accordance with the Committee’s purpose, it shall have the following duties and responsibilities:

     Audit & Review Function

-	The Committee shall annually ensure receipt of a formal written statement from the external auditors consistent with Independence Standards Board Standard 1. Additionally, the Committee shall discuss with the external auditor any relationships or services that may affect the external auditor’s objectivity or independence. If the Committee is not satisfied with the external auditor’s assurances of independence, it shall take or recommend to the Board appropriate action to ensure the independence of the external auditor.

-	The Committee shall make clear to management and the external auditor’s that the external auditors must consider the Committee to be its client and not management. Towards this end, the Committee shall meet annually with the external auditors, without management or others present, in order to assess the performance and ethical disposition of the financial and accounting management and the effectiveness and independence of the internal auditors.

-	The Committee shall annually review, with or without management consultation, the performance of the external auditors.

-	The Committee shall annually consider the scope of the annual audit, staffing of the annual audit, and accounting fees for the annual audit to ensure that the economics support the scope and staffing of the annual audit.

-	The Committee shall review with the internal auditor and external auditor the annual audit plans and quarterly review plans of each, including the degree of coordination and cooperation concerning the respective plans.

-	The Committee shall inquire as to, and be satisfied with, the extent to which the planned audit scope can be relied upon to detect fraud or weaknesses in internal controls.

     Risk Management Function

-	The Committee shall ensure that the internal auditor periodically reports directly to the Committee. The Committee shall meet with the internal auditor and other key internal audit staff members at least annually, without management or others present, to discuss the adequacy of resources for the internal audit function and the level of cooperation that internal audit receives from Company management.

-	The Committee shall inquire of management, internal auditors, and external auditors about the adequacy of the Company’s internal control procedures as a complete system, as well as the discovery of any individually material gaps and/or failures in the Company’s internal control procedures.

-	The Committee shall meet periodically with those members of management responsible for Company risk assessment and risk management to understand and evaluate the Company’s risk assessment and risk management efforts.

-	The Committee shall instruct the internal and external auditors, Chief Executive Officer, and Chief Financial Officer that the Committee expects to be advised if there are areas of Company operation that, consistent with the Committee’s purpose, require its special attention.

     Financial Reporting Function

-	The Committee shall inquire about the existence and substance of any significant accounting accruals, reserves, contingencies, and estimates made by management that have a material impact on the financial statements and of the external auditor’s opinions regarding the quality of all such items.

AUDIT COMMITTEE REPORT (cont’d)

-	The Committee shall inquire as to the external auditor’s views about whether management’s choices of accounting principles are conservative, moderate, or aggressive from the perspective of income, asset, and liability recognition, and whether those principles and practices are common or are minority practices.

-	The Committee shall inquire as to any material changes in the selection and/or application of accounting principles from the prior period and of the effect of such changes in the Company’s financial statements.

-	The Committee shall inquire of management and the external auditors to ascertain whether there were any significant financial reporting issues that arose during the accounting period and if so how they were resolved.

-	The Committee shall review the letter of management representations given to the external auditors and inquire whether they encountered any difficulties in obtaining the letter or any specific representations therein.

-	The Committee shall discuss with management and the external auditors the substance of any significant issues raised by in-house and outside legal counsel concerning litigation, contingencies, claims, or assessments and understand how such matters are reflected in the Company’s financial statements.

-	The Committee shall, jointly with the Board, consider whether the external auditors should meet with the Board to discuss any matters relative to the financial statements and to answer any questions that other directors may have.

-	The Committee shall prepare an annual Audit Committee Report to be presented to the Board. The Audit Committee Report shall include, at a minimum, the following representations:

1)	that the Committee has reviewed and discussed the audited financial statements with management;

2)	that the Committee has discussed with the independent auditors the matters required to be discussed by SAS 61, as may be modified or supplemented;

3)	that the Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent accountant the independent accountant’s independence;

4)	that, based on the review and discussions referred to in paragraphs (1) through (3) of this item, the Committee recommends to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the last year for filing with the Commission; and

5)	that the individual Committee members, and the Committee in the aggregate, complies with the Committee independence requirements set forth in this charter.

The Audit Committee Report may include other information that the Committee deems appropriate. The Committee will prepare the Audit Committee Report with the understanding that its representations will in used by the Board and the Company to comply with Item 306 of Regulation S-B and Item 7(e)(3) of Schedule 14A as those regulations affect the Company.

     General

-	The Committee shall assess and report to the Board on its compliance with this charter on an annual basis. This information may be included in the Audit Committee Report referred to above. The Board shall consider the Committee’s report to the Board pursuant to this requirement to determine if changes to the Committee membership are appropriate.

-	The Committee shall recommend to the Board any necessary changes to this charter on an annual basis.

AUDIT COMMITTEE REPORT (cont’d)

-	The Committee shall conduct an appropriate review of all related party transactions that are individually in excess of $60,000 in order to ensure that such transactions are on terms that are materially similar to those that could be obtained in arms-length transactions with independent third parties or are otherwise fair to and in the best interests of the Company. Documentation of such review shall be maintained by the Committee.

Authority

      The Committee has authority to:

-	Conduct such studies, analyses, and evaluations necessary to perform the duties and fulfill the responsibilities assigned to it by the Board.

-	Have full and independent access to Company personnel, after first notifying the Chief Executive Officer or the Chief Financial Officer of the intention to interview.

-	Have full and independent access to Company financial and other information.

-	Seek and employ such outside consulting assistance as it determines necessary to fulfill its responsibilities. To the extent the Committee determines to expend in excess of $10,000 during any fiscal year on such consulting assistance, it shall seek approval from the Board of such excess expenditures.

-	Take or cause to be taken all necessary action in order to implement and carry out its responsibilities pursuant to this charter.

EXECUTIVE COMPENSATION AND OTHER BENEFITS

The following tables sets forth information with respect to the compensation paid or accrued by the Company during the last three years ended December 31, 2000, to or on behalf of each executive officer, in all capacities in which they served:

SUMMARY COMPENSATION TABLE

						Long-Term
		Annual Compensation				Compensation

			Incentive		Other
		Salary	Compensation	Officer	Annual $	Stock	Stock
Name and Principal Position(s)	Year	($)	($)	Bonus	(1)(3)(4)	Options	Awards(5)

Thomas J. Hammond	2000	$600,000	$775,000	—	$33,900	125,000 shs.	82,600 shs.
Chairman and Chief	1999	600,000	1,000,000	—	30,000	81,600 shs.
Executive of the	1998	600,000	1,000,000	$35,313	32,400	1,000 shs.
Company and the Bank
Mark T. Hammond	2000	448,292	540,000	—	33,900	150,000 shs.	82,600 shs.
Vice Chairman and	1999	422,242	600,000	—	27,600	81,600 shs.
President of the	1998	406,248	450,000	50,200	32,400	21,000 shs.
Company and the Bank
Michael W. Carrie	2000	245,896	—	35,500	26,700	15,000 shs.	25,100 shs.
Director, Executive Vice	1999	231,988	181,545	30,000	27,971	24,100 shs.
President and Chief	1998	219,969	—	70,125	22,800	1,000 shs.
Financial Officer of the
Company and the Bank
Joan H. Anderson	2000	201,450	—	30,000	24,300	9,000 shs.	14,100 shs.
Director and Executive Vice	1999	191,147	—	25,000	20,400	13,100 shs.
President of the Company	1998	165,422	—	42,625	24,000	1,000 shs.
and the Bank
Kirstin A. Hammond	2000	200,450	—	30,000	7,500	9,000 shs.	11,500 shs.
Executive Vice President	1999	190,402	—	25,000	4,800	11,500 shs.
of the Bank	1998	164,566	—	42,625	4,800	5,000 shs.
Robert O. Rondeau, Jr.	2000	200,450	—	30,000	5,100	9,000 shs	11,500 shs.
Executive Vice President	1999	190,402	—	25,000	4,800	11,500 shs.
of the Bank	1998	162,067	—	42,625	4,800	5,000 shs.

(1)	Includes board fees, 401k matching contributions, car allowance, and miscellaneous other.

(2)	In 2000, the Company paid $195,000 as a corporate retainer to allow the membership participation of Thomas J. Hammond, Mark T. Hammond, and Robert O. Rondeau, Jr. in a local country club. The Company pays the membership dues for these executive officers along with two other senior officers of the Company. During 2000, the Company also paid the membership premiums for Mark T. Hammond at another local country club. These dues are not included in the above table.

(3)	The Company pays premiums on a life insurance/ annuity policy which benefits the individual executive officer. These policies require the executive officer to also make contributory premium payments and do not allow any benefit to be paid to any beneficiary until the Company is fully reimbursed for its contributions.

(4)	The above table excludes the indirect compensation provided in the form of the use of two vehicles for Thomas J. Hammond and Mark T. Hammond, and the use of one auto for Robert O. Rondeau, Jr. Each of the other executive officers receives a car allowance which is disclosed above as part of the Other Annual.

(5)	The Option Committee has granted the following restricted stock shares to the named executive. The Board has provided that the effectiveness of the Stock Plan and the effectiveness of these awards are contingent upon the Stock Plan’s approval by a favorable vote of the Company’s stockholders. For more details please see a description of the Stock Plan provided herein.

Executive Officers

Thomas J. Hammond has served as Chief Executive Officer of the Bank since its formation in 1987 and the Company since its formation in 1993. Mr. Hammond also serves as Chairman of the Board of Directors for both the Company and the Bank.

Mark T. Hammond has served as President of the Company since 1997 and the Bank since 1995. Mr. Hammond also serves as Vice-Chairman of the Board of Directors of the Company and the Bank. Mr. Hammond is the son of Thomas J. Hammond, the Chairman and Chief Executive Officer.

Michael W. Carrie has served the Executive Vice President and Chief Financial Officer of the Company and the Bank since 1993. Mr. Carrie has also served as a Director since 1997.

Joan H. Anderson has served as an Executive Vice President of the Company since 1993 and the Bank since 1988. Mrs. Anderson manages the Loan Administration Division and also serves on the Board of Directors of the Company. Mrs. Anderson has been employed by the Company since its formation in 1993 and the Bank since its formation in 1987.

Robert O. Rondeau, Jr. has served as an Executive Vice President of the Bank since 1998 and the Company since January 2001. Mr. Rondeau has been employed by the Bank since 1995. Mr. Rondeau manages the Consumer Loan Division, the Commercial Loan Division, and the Retail Banking Operation. Mr. Rondeau is the son-in-law of Thomas J. Hammond, the Chairman of the Board and Chief Executive Officer of the Bank and the Company.

Kirstin A. Hammond has served as an Executive Vice President of the Bank since 1998 and the Company since January 2001. Mrs. Hammond has been employed by the Company since 1991. Mrs. Hammond manages the Secondary Marketing Department. Mrs. Hammond is the wife of Mark T. Hammond, the President and Vice Chairman of the Board of Directors of the Company and the Bank and the daughter-in-law of Thomas J. Hammond, the Chairman of the Board and Chief Executive Officer of the Bank and Company.

STOCK OPTIONS

The following table contains information concerning the grant of stock options under the Company’s Option Plan to the persons named in the Summary Compensation Table set forth above.

			% of Total
		Number of	Options		Grant Date
	Year	Options	Granted in	Exercise Price	Present
	Granted	Granted(a)(b)	Year Granted	($ per share)	Value(c)

Thomas J. Hammond	2000	125,000	25.4%	$8.813	$475,000
	1997	400,000	36.1	13.000	1,388,000
Mark T. Hammond	2000	150,000	30.5	11.050	711,200
	1998	20,000	22.7	19.438	96,800
	1997	250,000	22.6	13.000	867,500
Michael W. Carrie	2000	15,000	3.1	8.813	57,000
	1997	65,000	5.9	13.000	225,550
Joan H. Anderson	2000	9,000	1.8	8.813	34,200
	1997	45,000	4.1	13.000	156,150
Kirstin A. Hammond	2000	9,000	1.8	8.813	34,200
	1998	5,000	5.4	21.500	25,450
	1997	15,000	1.4	13.000	156,150
Robert O. Rondeau, Jr.	2000	9,000	1.8	8.813	34,200
	1998	5,000	5.4	21.500	25,450
	1997	15,000	1.4	13.000	156,150

(a)	Options granted under the Option Plan are both incentive and non-incentive stock options (as defined by applicable provisions of the Internal Revenue Code of 1986, as amended) with an exercise price equal to the fair market value at the time of issuance. All options issued under the Plan vest over a period of years from the grant date.

(b)	In 2000, in exchange for shares of restricted stock distributed under the Stock Plan, the above named executives relinquished option shares issued during 1998 and 1999. Thomas J. Hammond, Mark T. Hammond, Michael W. Carrie, Joan H. Anderson, Kirstin A. Hammond, and Robert O. Rondeau, Jr. relinquished 82,600, 82,600, 25,100, 14,100, 11,500, and 11,500 option shares, respectively. The Stock Plan awards are subject to final stockholder approval at the 2001 annual meeting.

(c)	Represents the present value of the option at the date of grant as determined using the Black-Scholes option pricing model. In calculating the present value of the options granted, the following assumptions were utilized: (i) the continuously compounded risk-free rate of return expressed on a weighted average annual basis in 2000, 1998, and 1997 was 6.2%, 5.6%, and 7.0%, (ii) expected volatility of the underlying Common Stock was 50.0%, 31.4%, and 39.0%; and (iii) expected lives of the options granted were 5, 3, and 6 years; and (iv) dividends on the underlying Common Stock increased at an annual rate of 2.0%. These assumptions are used for illustrative purposes only. No assurance can be given that actual experience will correspond to the assumptions utilized.

Year End Stock Option and Restricted Stock Values. The following table sets forth information concerning the value of stock options and restricted stock held by the named executive officers at the end of the year.

Stock Option Values

	Shares		Number of Securities	Value of Unexercised
	Acquired	Value	Underlying Unexercised	In-the-Money Options at
	On	Realized	Options at Year End	Year End(a)
Name	Exercise(#)	($)	(Exercisable/Total)	(Exercisable/Total)

Thomas J. Hammond	—	—	400,000/525,000	$4,800,000/$12,023,438
Mark T. Hammond	—	—	270,000/420,000	3,240,000/8,953,747
Michael W. Carrie	—	—	57,310/72,310	687,720/1,687,563
Joan H. Anderson	—	—	35,000/44,000	420,000/1,020,688
Kirstin A. Hammond	—	—	15,000/29,000	180,000/538,188
Robert O. Rondeau, Jr.	—	—	15,000/29,000	180,000/538,188

(1)	Represents the difference between the fair value of the options underlying the Common Stock at year-end (based on the most recent sales price) and the exercise price of the options.

Restricted Stock Values

The Option Committee has granted the following restricted stock shares to the named executive. The Board has provided that the effectiveness of the Plan and the effectiveness of these awards are contingent upon the Stock Plan’s approval by a favorable vote of the Company’s stockholders. For more details please see a description of the Stock Plan provided herein.

Shares
	Acquired	Value	Number of Restricted	Value of Restricted
	On	Realized	Shares at Year End	Shares at Year End
Name	Vesting(#)	($)	(Vested/Unvested)	(Vested/Unvested)

Thomas J. Hammond	—	—	—/82,600	$ —/$2,065,000
Mark T. Hammond	—	—	—/82,600	—/2,065,000
Michael W. Carrie	—	—	—/25,100	—/627,500
Joan H. Anderson	—	—	—/14,100	—/352,500
Kirstin A. Hammond	—	—	—/11,500	—/287,500
Robert O. Rondeau, Jr.	—	—	—/11,500	—/287,500

Employment Agreements. In 1997, the Company and the Bank entered into separate employment agreements pursuant to which Thomas J. Hammond serves as Chief Executive Officer, Mark T. Hammond serves as President, Michael W. Carrie serves as Executive Vice President and Chief Financial Officer, and Joan H. Anderson serves as Executive Vice President. In 2001, the Company and the Bank entered into employment agreements pursuant to which Robert O. Rondeau, Jr. serves as Executive Vice President and Kirstin A. Hammond serves as Executive Vice President. In such capacities, the above mentioned senior executives are responsible for overseeing all operations of the Company and the Bank and for implementing the policies adopted by the Board of Directors of the Company and the Bank. All such employment agreements are referred to herein collectively as the “Employment Agreements” and all persons who have entered into such Employment Agreements are referred to herein as the “Employees.”

The Board of Directors of the Company and the Bank each believe that the Employment Agreements assure fair treatment of the Employees in relation to their career, providing them with a limited form of financial security while committing such persons to future employment for the term of their respective agreements. In the event that any Employee prevails over the Company and the Bank in a legal dispute as to an Employment Agreement, he or she will be reimbursed for his or her legal and other expenses.

Employment Agreements (cont’d)

The term of the agreements are three years. The agreements provide for an annual base salary. On each anniversary date from the date of commencement of the Employment Agreements, the term of the Employee’s employment under the Employment Agreements will be extended for an additional one-year period beyond the then effective expiration date, upon a determination by the Board of Directors that the performance of the Employee has met the required performance standards and that such Employment Agreements should be extended. The Employment Agreements provide the Employee with a salary review by the Board of Directors not less often than annually, as well as with inclusion in any discretionary bonus plans, retirement and medical plans, customary fringe benefits, vacation, and sick leave.

The Employment Agreements terminate upon the Employee’s death or disability, and are terminable by the Company and the Bank for “just cause” as defined in the Employment Agreements. In the event of termination for just cause, no severance benefits are available. If the Company terminates the Employee without just cause, the Employee will be entitled to a continuation of his or her salary and benefits from the date of termination through the remaining term of such Employee’s Employment Agreement, plus an additional 12-month period, and, at the Employee’s election, either cash in an amount equal to the cost to the Employee of obtaining health, life, disability, and other benefits which the Employee would have been eligible to participate in through the Employment Agreement’s expiration date or continued participation in such benefit plans through the agreement’s expiration date, provided the Employee continued to qualify for participation therein. If the Employment Agreements are terminated due to the Employee’s “disability” (as defined in the Employment Agreements), the Employee will be entitled to a continuation of his or her salary and benefits for up to 180 days following such termination. In the event of the Employee’s death during the term of the Employment Agreement, his or her estate will be entitled to receive his or her salary through the last day of the calendar month in which the Employee’s death occurred. The Employee is able to terminate voluntarily his or her Employment Agreement by providing 90 days’ written notice to the Board of Directors, in which case the Employee is entitled to receive only his compensation, vested rights and benefits up to the date of termination.

The Employment Agreements contain provisions stating that in the event of the Employee’s involuntary termination of employment in connection with, or within one year after, any change in control of the Company or the Bank, other than for “just cause,” the Employee will be paid within 10 days of such termination an amount equal to the difference between (i) 2.99 times his or her “base amount,” as defined in Section 280G(b)(3) of the Code, and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Code, that the Employee receives on account of the change in control. “Control” generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 50% of the Company’s or the Bank’s voting stock, the control of the election of a majority of the Company’s or the Bank’s directors, or the exercise of a controlling influence over the management or policies of the Company or the Bank. In addition, under the Employment Agreements, a change in control occurs when, during any consecutive two-year period, directors of the Company or the Bank at the beginning of such period cease to constitute at least a majority of the Board of Directors of the Company or the Bank. The amount determined using the forgoing formula would also be paid (a) in the event of an Employee’s involuntary termination of employment within 30 days following a change in control, or (b) in the event of the Employee’s voluntary termination of employment within one year following a change in control, upon the occurrence, or within 90 days thereafter, of certain specified events following the change in control, which have not been consented to in writing by the Employee, including (i) the requirement that the Employee perform his or her principal executive functions more than 50 miles from his or her primary office, (ii) a reduction in the Employee’s base compensation as then in effect, (iii) the failure of the Bank or the Company to continue to provide the Employee with contractual compensation and benefits, including material vacation, fringe benefits, stock option and retirement plans, (iv) the assignment to the Employee of duties and responsibilities which are other than those normally associated with his or her position with the Company and the Bank, (v) a material reduction in the Employee’s authority and responsibility, and (vi) in the case of an employee who is also a director, the failure to re-elect the Employee to the Bank’s or the Company’s Board of Directors. The aggregate payments that would be made to Messrs. Thomas J. Hammond, Mark T. Hammond and Carrie and

Employment Agreements (cont’d)

Ms. Anderson, assuming termination of employment, other than for just cause, within one year of the change in control at January 1, 2000, would be approximately as follows: Mr. Thomas J. Hammond — $4.7 million; Mr. Mark T. Hammond — $3.0 million; Mr. Carrie — $1.1 million; Mrs. Anderson — $707,000; Mrs. Kirstin Hammond — $653,000; Mr. Robert O. Rondeau, Jr. — $648,000.

Employee Stock Acquisition Plan. The Company has implemented the Flagstar Bancorp, Inc. 1997 Employee Stock Acquisition Plan (“Purchase Plan”), the purpose of which is to encourage broad-based ownership by employees of the Company and, as a result, to provide an incentive for employees at all levels to contribute to the profitability and success of the Company. The Purchase Plan enables the Company to offer a convenient means for the employees who might not otherwise own Common Stock to purchase and hold the Common Stock, and through the partial refund feature of the Purchase Plan, to provide a meaningful inducement to participate.

The Purchase Plan is administered by the Board of Directors. All employees of the Company, its subsidiaries or affiliates who work 20 hours per week or more with at least 12 months of continuous employment and all directors are eligible to participate.

Under the Purchase Plan, eligible participants are to purchase from any third party and on the open market shares of the Common Stock and, upon providing evidence of the purchase to the Company, the employees would receive a payment from the Company equal to 15% of the full price of the shares. Reimbursement for total purchases in any one year is limited to 7% of the employee’s gross income from the Company in the prior calendar year. Costs related to the sale of such shares are borne by the individuals. Participants must sign a statement acknowledging that they are aware of the condition of the Purchase Plan that the shares purchased may not be sold for a period of one year.

Participants are entitled, with respect to Common Stock acquired under the Purchase Plan, to the same rights and distributions as are other holders of the Common Stock. The Purchase Plan was not designed to comply with the requirements of Section 423 of the Code with respect to “employee stock purchase plans.” As a result, participants in the Purchase Plan are taxed for federal income tax purposes in the year the refund is received by them. Costs incurred by the Company pursuant to the Purchase Plan are deductible as an expense by the Company.

Incentive Compensation Plan. The Company has also implemented the Flagstar Bancorp, Inc. 1997 Incentive Compensation Plan (the “Incentive Compensation Plan”) which is unfunded and as to which benefits are payable only in the form of cash from the Company’s general assets. The purposes of the Incentive Compensation Plan is to attract and retain the best available personnel for positions of substantial responsibility with the Company and to provide additional incentives to employees of the Company in the event the Company achieves certain financial performance goals indicative of its profitability and stability.

The Incentive Compensation Plan is administered by the Company’s Compensation Committee. The Compensation Committee decides, from year to year, which employees of the Company are eligible to participate in the Incentive Compensation Plan and the size of the bonus pool. Directors who are not employees may not participate in the Incentive Compensation Plan.

Each employee who is eligible to receive a bonus at the end of a plan year will receive a bonus equal to a predetermined amount adjusted by a mathematical formula which reflects aspects of the Company’s results for that year. However, the Incentive Compensation Committee may, in its discretion, by resolution adopted before the first day of any plan year, change said percentage. The aggregate amount of bonuses payable for any plan year will be proportionately reduced to the extent that the payment would cause the Bank to cease to be a “well-capitalized” institution. For 2000, the Incentive Compensation Plan provided for bonuses to be tied to return on equity, return on assets, deposit growth, CAMELS rating, and the volume of loan originations.

Only Messrs. Thomas and Mark Hammond were participants in this plan during 2000, 1999, and 1998.

Deferred Compensation Plan. The Company has implemented the 1997 Deferred Compensation Plan, which is intended to permit employees and directors to defer the current receipt of income until such time as funds or

Deferred Compensation Plan (cont’d)

assets are distributed in the future. Employees may elect to defer up to 25 percent of annual compensation and directors may defer their entire compensation. Funds deferred remain the property of the Bank or the Company and subject to the claims of the creditors of the Bank or the Company in the event of default. However, the funds will be placed in a trust with an independent trustee and the individual participants may direct that their deferred amounts be invested in stock of the Company purchased on the open market. Upon withdrawal, the participant will have the option of receiving the stock or the proceeds of its sale at the then market price. All withdrawals from the trust would then be taxable as ordinary income. There have been no participants in this plan.

Whole Life Insurance Policy. The Bank pays the premiums of variable whole life insurance policies which are available to all officers of the Bank. The beneficiary of each such policy is the estate of the officer, except that the Bank is the beneficiary to the extent of all premiums paid by the Bank for such policy.

REPORT OF THE COMPENSATION COMMITTEE

Overview and Philosophy

The Company’s executive officers are also executive officers of the Bank and are compensated by the Bank not the Company. However, the responsibility for setting policies that govern executive compensation, and for recommending the components and structure of the compensation plans for executive officers of the Company rests with the Company’s Compensation Committee (the “Committee”). The Committee is comprised of Directors James D. Coleman, Chairman, Richard S. Elsea, and John R. Kersten.

Under the direction of the Committee, the Company has developed and implemented compensation policies and plans that embody a pay-for-performance philosophy. The policies and plans encourage achievement of objectives as formulated by the Company’s Board of Directors and its committees and reward exceptional performance as determined by the Committee. In the opinion of the Committee, this approach strengthens the Company’s long-term performance by making the goals and objectives of executive management congruent with those of the Company and its stockholders. The Committee also believes that competitive executive compensation and the structure of the Company’s compensation plans are essential to the Company’s desire to attract and retain qualified management. For 2000, the Committee considered and determined the compensation for each of the executive officers stated above.

Executive Compensation Programs

Within this overall purpose, the Committee has determined that the Company’s executive compensation program should have four primary components: base salary; cash bonuses under the stockholder-approved incentive compensation plan; long-term incentive compensation in the form of stock option awards under the stockholder-approved Option Plan or restricted stock awards under the Stock Incentive Plan (to be voted upon at the 2001 Annual Meeting); and other competitive benefits. Base and incentive compensation for executive officers depends primarily on regional and national surveys of compensation paid to executive officers of other savings and loan holding companies, commercial banks and mortgage lending institutions similar in size, market capitalization, scope of operations and other characteristics, as well as the Company’s operating results.

Base Compensation. The Committee has determined that the base compensation for the Company’s executive officers should be based primarily on the salaries paid to executives having comparable responsibilities at other similar institutions. A primary, but not the sole, source of information upon which the base compensation of executive officers is based are available surveys of compensation paid to executives performing similar functions at other financial institutions and/or mortgage banking companies. In setting base salaries, the Committee also considers other qualitative factors such as the overall performance of the Company and the personal performance and effectiveness of each officer.

Incentive Compensation. The Company has adopted the Incentive Plan, which relies on the specific performance of the Company each year compared with benchmark performance levels of returns on assets and equity, the OTS CAMELS rating of the Bank, deposit growth and loan origination volume, all considered in relation to the annual forecasted goals of the Company. Incentive compensation under the Incentive Plan is issued in the form of cash, the amount of which is generally based upon a mathematical formula.

Long-Term Incentive Compensation. The Compensation Committee believes that the grant of stock options encourages the Company’s executives to focus on managing the Company from the perspective of an equity owner. The Company has therefore adopted two plans that enable employees and officers to develop an equity interest in Flagstar, the most significant of which for senior officers are the Option Plan and the Purchase Plan.

Stock options have been granted under the Option Plan to senior and mid-level executives, the amounts and terms of which were determined by the Option Committee. The number of options granted was based on criteria that included consideration for the officer’s responsibility, performance and salary level. The value of these options, which become exercisable after a prescribed vesting period are issued for a ten year term including the vesting period.

In Addition, in June 2000 the Company’s Board of Directors adopted the Flagstar Bancorp 2000 Stock Incentive Plan.

Other Benefits. In addition to the foregoing, the Company provides medical, dental and life insurance and defined contribution pension plan qualifying under Sections 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended to senior executives that are generally available to all Company employees, and other perquisites that are comparable to standards within the financial institutions industry.

Compensation of the Chief Executive Officer

As Chairman and Chief Executive Officer, Thomas J. Hammond’s base salary is reviewed annually by the Committee in accordance with the procedures and policies described above. Since the Company’s executive compensation plans discussed previously are for the most part linked to the Company’s performance compared with the peer group and subject to formula calculation, his participation in these plans is determined in the same general manner as are the other executive officers.

The Committee believes that Mr. Hammond’s total compensation for 2000 appropriately reflected his contribution to the Company’s financial results.

COMPENSATION COMMITTEE

James D. Coleman, Chairman

Richard S. Elsea
John R. Kersten

Compensation and Option Committee Interlocks and Insider Participation

The Compensation Committee of the Company reviews the compensation of the executive officers of the Company.

Mr. John Kersten is a member of the Company’s Board of Directors and the Company’s Compensation Committee, and in that role sets the annual compensation amount for the executive officers of the Company. Mr. Kersten is the owner of Cambridge Mortgage Company, a correspondent of the Company. All of the following business transactions were conducted in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with non-affiliated persons. It is the belief of management that such loans neither involved more than the normal risk of collection nor presented other unfavorable features.

Cambridge Mortgage is a correspondent of the Company and sold $77.8 million in first mortgage loans and $246,000 in second mortgage loans to the Company during 2000.

Cambridge Mortgage is also a customer that utilizes the Company’s warehouse lending program offered through the Company’s commercial loan division. Cambridge Mortgage has an approved line of credit of $10.0 million. The average amount outstanding during 2000 was $2.2 million, with a high balance of $5.6 million and a balance at December 31, 2000 of $2.4 million. During 2000, 815 advances were completed for a total of $115.5 million. Mr. Kersten has personally guaranteed this line of credit

Mr. John Kersten and Town and Country Real Estate Company are also joint guarantors on a $400,000 commercial line of credit which had an average outstanding balance during 2000 of $296,021. The outstanding balance of this loan at December 31, 2000 was $296,021.

Mr. Richard Elsea is a member of the Company’s Board of Directors and the Company’s Compensation Committee, and in that role sets the annual compensation amount for the executive officers of the Company. Mr. Elsea is the owner of John Adams Mortgage Company, a wholesale mortgage broker that sells mortgage loans to the Company. The following business transactions were conducted in the ordinary course of business on substantially the same terms, as those prevailing for comparable transactions with non-affiliated persons. It is the belief of management that such loans neither involved more than the normal risk of collection nor presented other unfavorable features.

John Adams Mortgage sold $5.4 million in first mortgage loans and $25,000 in second mortgage loans to the Company during 2000.

Mr. C. Michael Kojaian is a member of the Company’s Board of Directors and the Company’s Option Committee, and in that role sets any allocation of option shares for the executive officers of the Company. Mr. Kojaian is the Executive Vice President of Kojaian Companies and Kojaian Management Corporation, a commercial development firm and a commercial property management company. Mr. Kojaian is also a member of the Board of Directors of Grubb & Ellis. The following business transactions were conducted in the ordinary course of business on substantially the same terms, as those prevailing for comparable transactions with non-affiliated persons. It is the belief of management that such loans neither involved more than the normal risk of collection nor presented other unfavorable features.

Kojaian Management Corporation served as primary consultant in the construction of the Company’s national headquarters in Troy, Michigan and was paid a total $500,000 in 1999 and 2000.

Grubb & Ellis provided building management services in 2000 totaling $60,000.

No other member of the Option or Compensation Committee engaged in transactions with the Company or any subsidiary involving more than $60,000 during the year ended December 31, 2000 or otherwise rendered services to the Company through a law firm or investment banking firm.

No executive officer of the Company or the Bank, at any time during 2000, also served on a compensation committee or otherwise as a director of another company whose executive officer served on the Company’s Compensation Committee or as a director of the Company.

Cumulative Stock Performance Graph

The graph and table that follow show the cumulative return on the Common Stock since April 30, 1997. This return is compared in the table and graph with the cumulative return over the same period with the following three indices: (i) the Nasdaq Financial 100 Index (2) the Nasdaq Bank Index, and (3) the S&P Mid Cap 400 Index. The graph and table were prepared assuming that $100 was invested on April 30, 1997 in the Common Stock and in each of the indices. Cumulative total return on the Common Stock or the three indices equals the total increase in value since April 30, 1997. No reinvestment of dividends has been assumed due to immaterial amounts paid. The stockholder returns shown on the performance graph are not necessarily indicative of the future performance of the Common Stock or any particular index.

CUMULATIVE TOTAL STOCKHOLDER RETURN

COMPARED WITH PERFORMANCE OF SELECTED INDICES
APRIL 30, 1997 THROUGH DECEMBER 31, 2000

Index	4/30/97	6/30/97	12/31/97	6/30/98	12/31/98	6/30/99	12/31/99	6/30/00	12/31/00
FLAGSTAR BANCORP, INC.	100.00	125.00	152.28	187.50	200.96	194.23	132.69	62.50	192.31
NASDAQ FINANCIAL 100	100.00	113.84	147.14	148.42	143.07	149.45	130.25	111.73	144.58
NASDAQ BANKS	100.00	116.80	150.66	153.53	132.92	135.04	122.31	108.29	140.26
S&P MIDCAP 400 INDEX	100.00	100.00	100.52	108.57	118.29	125.64	134.07	145.26	155.81

STOCKHOLDER PROPOSAL II. APPROVAL OF THE 2000 RESTRICTED STOCK PLAN

In June 2000, the Company’s Board of Directors adopted resolutions to implement the Stock Plan (see Exhibit B). Upon adoption of the resolution, the Company reserved 500,000 shares of Common Stock for the Stock Plan.

The purpose of the Stock Plan is to provide an additional incentive to directors officers, and employees by facilitating their acquisition of Common Stock. The Stock Plan has a term of 10 years, from June 19, 2000, after which no awards may be made, unless the plan is earlier terminated by the Board of Directors. Pursuant to the Stock Plan, approximately 314,800 shares have been issued to recipients, leaving a reserve of 185,200 shares of Common Stock available for future issuance.

The Company accounts for the Stock Plan in accordance with the provisions of APB No. 25, “Accounting for Stock issued to Employees” and adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123.

Stock has been granted under the Stock Plan to senior and executive-level executives and directors. The amounts and terms of the grants were determined by the Option Committee. The number of shares granted was based on criteria that included consideration for the officer’s responsibility, performance, and salary level. The value of this stock, which vests in accordance with a tiered vesting schedule, is current income to the grantee upon the vesting of the shares but, may be deferred in accordance with a deferred trust agreement which has been put in place.

The Board of Directors believes that the Stock Plan is in the best interest of the Company and, therefore, at a meeting held June 19, 2000, the Board of Directors approved the Stock Plan.

The additional shares of common stock for which authorization is sought will have the same terms and rights as the shares of common stock now authorized. No pre-emptive rights would be attached to these shares. If the proposed amendment is approved, the additional shares will be reserved for the Stock Plan and will be available for issuance.

The Board of Directors recommends a vote “FOR” the proposed adoption of the Stock Plan and the allocation of the Restricted shares to the Stock Plan. The enclosed proxy will be so voted unless the shareholder specifies a contrary choice. The affirmative vote of a majority of the outstanding shares of Common Stock is required for approval of this proposed amendment. A failure to vote, abstention, or broker non-vote with respect to the proposed amendment will have the effect of a vote against the proposed amendment.

EXHIBIT B

Flagstar Bancorp, Inc. 2000 Stock Incentive Plan

Description of the Stock Plan

Effective Date. The Board has provided that the effectiveness of the Plan and the effectiveness of any Awards are to be contingent upon the Plan’s approval by a favorable vote of the Company’s stockholders.

Administration. The Plan is administered by a committee, appointed by the Board, consisting of at least two members of the Board who are “non-employee directors” within the meaning of the federal securities laws; the Board has provided that the Company’s Option Committee, which administers the Company’s Option Plan, will administer this Stock Plan as well (the “Committee”). In the absence at any time of a duly appointed Committee, the Stock Plan provides that it will be administered by those members of the Board who are Non-Employee Directors. Except as limited by the express provisions of the Stock Plan or by resolutions adopted by the Board, the Committee has sole and complete authority and discretion (i) to select Participants and grant Awards, (ii) to determine the form and content of Awards to be issued in the form of Agreements under the Stock Plan (the “Agreement”), (iii) to interpret the Stock Plan, (iv) to prescribe, amend and rescind rules and regulations relating to the Stock Plan, and (v) to make other determinations necessary or advisable for the administration of the Stock Plan.

EXHIBIT B (cont’d)
Flagstar Bancorp, Inc. 2000 Stock Incentive Plan (cont’d)

All decisions, determinations and interpretations of the Committee are final and conclusive on all persons affected thereby, unless otherwise determined by the Board. No member of the Committee or the Board shall be liable for any action taken, or determination made, in respect of the Stock Plan, in good faith.

The members of the Option Committee shall be indemnified by the Company in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Stock Plan or any Award granted hereunder to the full extent provided for under the Company’s governing instruments with respect to the indemnification of directors.

Eligible Persons; Types of Awards. Under the Stock Plan, the Option Committee has discretionary authority to make restricted share awards (“Restricted Share Awards”) and deferred share awards (“Deferred Shares”) (collectively, “Awards”) to such employees and directors, including members of the Option Committee, as the Option Committee shall designate.

Shares Available for Grants. The Stock Plan reserves 500,000 shares of common stock for issuance upon the distribution of Deferred Shares and shares subject to Restricted Share Awards. Such shares will be authorized but unissued shares. If any Awards expire, become unexercisable or be forfeited for any reason without having resulted in the issuance of shares to Participants, the shares covered by such terminated Awards shall, unless the Stock Plan shall have been terminated, be available for the grant of additional Awards under the Stock Plan.

The number and kind of shares reserved for issuance under the Stock Plan, and the number and kind of shares subject to outstanding Awards, will be proportionately adjusted for any increase, decrease, change or exchange of shares for a different number or kind of shares or other securities of the Company which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Company.

In the event of (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Company’s assets (any of the foregoing to be referred to herein as a “Transaction”), all Deferred Shares and all outstanding Restricted Shares, shall be equitably adjusted for any change or exchange of shares for a different number or kind of shares or other securities which results from the Transaction.

Deferred Compensation; Deferred Shares. The Option Committee shall have the discretion to make discretionary awards of Deferred Shares to the accounts of employees and directors (including members of the Option Committee). The Option Committee may also permit any Participant who is a member of a select group of management or highly compensated employees, within the meaning of the Employees’ Retirement Income Security Act of 1973, to elect irrevocably to forego the receipt of cash compensation and in lieu thereof to have the Company credit an equal value of Deferred Shares to an account payable to the Participant. All Deferred Shares shall be 100% vested, unless an Agreement specifically provides to the contrary.

The Company or, if the Company has established a trust for this purpose the trustees, shall distribute a Participant’s Deferred Shares and deferred earnings in five substantially equal annual installments that are paid before the last day of each of the five fiscal years of the Company that end after the date on which the Participant’s Continuous Service terminates. The Option Committee may permit Participants to elect an alternative payout term and commencement date. Any distribution of common stock will include earnings that accrued after the date the Participant’s account was initially credited with Deferred Shares (with cash dividends being converted into Deferred Shares at the end of each fiscal year).

A Participant may not assign his or her claim to Deferred Shares and associated earnings during his or her lifetime. A Participant’s right to Deferred Shares and associated earnings all times constitute an unsecured

EXHIBIT B (cont’d)
Flagstar Bancorp, Inc. 2000 Stock Incentive Plan (cont’d)

promise of the Company to pay benefits as they come due. Neither the Participant nor his or her beneficiary have any claim against or rights in any specific assets or other fund of the Company.

The Company may establish a grantor trust (the “Trust”) and contribute common stock to the Trust for the purpose of paying benefits under the Stock Plan. The establishment of a Trust shall not affect the status of the Stock Plan as an unfunded promise to pay benefits in the future and the status of Stock Plan participants as general unsecured creditors of the Company. To the extent common stock is held in a Trust, it shall be voted by the trustee of the Trust in a manner directed by the Board and, in the absence of direction, the shares shall be voted in the discretion of the trustee.

Restricted Share Awards. The Option Committee has the discretion to select employees and directors, including members of the Option Committee, who will receive discretionary Restricted Share Awards. The Option Committee has the discretion to make future grants of Awards to directors, officers and other key employees, and may make grants in connection with canceling stock options that are out-of-the-money. Such Restricted Shares are subject to all applicable terms of the Stock Plan and may be subject to any other terms that are not inconsistent with the Stock Plan. Unless an alternative vesting schedule is provided in an Agreement granting an Award, Restricted Stock will vest as follows: (i) 25% on the first anniversary of the award of Restricted Shares; and (ii) 25% on each successive anniversary for 3 years. Upon a Participant’s death, disability or retirement after age 65, or pursuant to a change in control, all outstanding Awards shall become fully exercisable notwithstanding any other provisions of the Stock Plan or any other Agreement. The holders of Restricted Shares awarded under the Stock Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Share Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

The price of Restricted Shares may not be less than 100% of the market value of the Restricted Shares on the date of grant. Upon exercise, payment or delivery pursuant to an Award, the participant shall certify in a manner acceptable to the Option Committee that he is in compliance with the terms and conditions of the Stock Plan and the Restricted Share Agreement. In the event that a participant fails to comply with the terms and conditions of the Restricted Share Award or Agreement prior to or during the six months after, any exercise, payment or delivery pursuant to an Award, such exercise, payment or delivery may be rescinded within two years thereafter. In the event of any such rescission, the participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the participant by the Company or any subsidiary or affiliate. All Awards under the Stock Plan, unless previously vested, will be terminated and void, upon the date of a Participant’s termination for “Just Cause”, termination of a Participant’s “Continuous Service,” or if the participant engages in any “Detrimental Activity”, as these terms are defined in the Stock Plan or the Restricted Share Agreement.

Restricted Shares are transferable at such times and under such conditions, as the Option Committee shall specify in the Agreement granting the Award. A Participant may sell Restricted Shares subject to provisions relative to its termination and limitations on sale as may be imposed by the Option Committee in the Award.

Effect of Dissolution and Related Transactions. Upon the earlier of a change in control (as defined in the Stock Plan) or the execution of an agreement to effect a change in control, all outstanding awards become fully vested. In the event of (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Company’s assets (any of the foregoing to be referred to herein as a “Transaction”), all Deferred Shares and all outstanding Restricted Shares, shall be equitably adjusted for any change or exchange of shares for a different number or kind of shares or other securities which results from the Transaction.

EXHIBIT B (cont’d)
Flagstar Bancorp, Inc. 2000 Stock Incentive Plan (cont’d)

Duration of Stock Plan and Awards. The Stock Plan shall continue in effect for a term of ten years from the Effective Date, unless sooner terminated by the Option Committee. No Award shall be granted under the Stock Plan after ten years from the Effective Date. The term of each Award granted under the Stock Plan shall be established by the Option Committee, but shall not exceed 10 years. The expiration of the Stock Plan, or its termination by the Option Committee, will not affect any Award then outstanding.

Modification of Awards. At any time, and from time to time, the Board may authorize the Option Committee to direct execution of an instrument providing for the modification of any outstanding Award, provided no such modification shall confer on the holder of said Award any right or benefit which could not be conferred on him by the grant of a new Award at such time, or impair the Award without his or her consent.

Amendment and Termination of the Stock Plan. The Board may from time to time amend the terms of the Stock Plan and, with respect to any shares at the time not subject to outstanding Awards, suspend or terminate the Stock Plan. No amendment, suspension or termination of the Stock Plan will, without the consent of any affected holders of an Award, alter or impair any rights or obligations under any Award theretofore granted.

Financial Effects of Awards. The Company will receive no monetary consideration for the granting of Awards under the Stock Plan. It will receive no monetary consideration upon the distribution of common stock satisfying Deferred Shares or Restricted Share Awards.

The granting of Deferred Shares or Restricted Shares will require charges to the Company’s income in an amount equal to the fair market value, on the date of award, of the shares of common stock credited pursuant to the Deferred Share Award or the Restricted Share Award, with this amount being amortized over the expected vesting period for the award.

EXHIBIT B (cont’d)
Flagstar Bancorp, Inc. 2000 Stock Incentive Plan (cont’d)

The following table sets forth certain information regarding benefits expected to be received under the Stock Plan, subject to stockholder approval of the Stock Plan.

	Restricted Stock Awards

	Dollar	Securities
Name and Position	Value(1)	Underlying Options

Thomas J. Hammond	$1,806,875	82,600
Chairman and Chief Executive of the Company and the Bank
Mark T. Hammond	1,806,875	82,600
Vice Chairman and President of the Company and the Bank
Michael W. Carrie	549,063	25,100
Director, Executive Vice President, and Chief Financial Officer of the Company and the Bank
Joan H. Anderson	308,438	14,100
Director and Executive Vice President of the Company and the Bank
Kristin A. Hammond	251,563	14,100
Executive Vice President of the Company and the Bank
Robert O. Rondeau, Jr.	251,563	11,500
Executive Vice President of the Company and the Bank
All current executive officers as a group (6 persons)	4,974,397	190,300
All directors of the Company and the Bank, who are not executive officers, as a group (10 persons)	960,313	43,900
All officers who are not executive officers or directors as a group (9 persons)	953,750	43,600

(1)	Based on the closing price of the common stock on the Record Date ($21.875 per share) as quoted on the Nasdaq Stock Market. All Restricted Stock Awards are contingent on the Stock Plan’s approval by the Company’s stockholders at the 2001 Annual Meeting.

Certain Transactions

The Company and its subsidiaries have had, and expect to have in the future, transactions in the ordinary course of business with directors and executive officers and members of their immediate families, as well as with principal stockholders.

All loan transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with non-affiliated persons. It is the belief of management that such loans neither involved more than the normal risk of collection nor presented other unfavorable features.

Mr. Geoffrey Langdon is the spouse of Carrie Langdon, a 8.1% shareholder of the Company and the daughter of Thomas J. Hammond, the Chief Executive Officer and Chairman of the Board of the Company. Mr. Geoffrey Langdon and Mrs. Carrie Langdon owned 96% of Net Planet, LLC, a software development company which transacted business with the Company, through their individual trusts. Mr. Langdon is a former Senior Vice President of the Bank. All of the following business transactions were conducted in the ordinary course of business on substantially the same terms as those prevailing for comparable transactions with non-affiliated persons.

Net Planet, LLC completed design work on the Company’s Internet web sites in 2000 for a total cost of $341,813.

Net Planet LLC was also the borrower on a time note issued through the Company’s commercial loan division. Geoffrey Langdon Trust and Carrie Langdon Trust were the guarantors on the borrowing. The note was issued December 31, 1999 in the amount of $304,000 and repaid on January 20, 2000.

Mr. Robert O. Rondeau, Jr. is an executive vice president of the Company and the Bank. During 2000, the Company engaged in certain transaction with Select Financial, a Rhode Island mortgage company owned by Robert and Marie Rondeau, the parents of Mr. Rondeau.

Select Financial is a correspondent of the Company and sold $20.7 million in first mortgage loans and $329,000 in second mortgage loans to the Company during 2000.

Select Financial is also a customer that utilizes the Company’s warehouse lending program offered through the Company’s commercial loan division. Select Financial has an approved line of credit of $7.8 million. The average amount outstanding during 2000 was $660,000, with a high balance of $1.7 million and a balance at December 31, 2000 of $1.4 million. During 2000, 276 advances were completed for a total of $21.9 million. All of these transactions were completed in the normal course of business. Robert and Marie Rondeau have personally guaranteed this line of credit

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of all such reports. Based solely on its review of copies of such reports received by it, or written representations from certain reporting persons that no annual report of change in beneficial ownership is required, the Company believes that all transactions that occurred during the year ended December 31, 2000 were satisfactorily reported except that a report of a stock option exercise and a sale of the related common stock was not timely filed by the Company on behalf of Joan H. Anderson, and a report of sales of common stock was not timely filed by the Company for Mark T. Hammond and Kirsten A. Hammond, but all such reports were subsequently filed as prescribed by law.

Independent Auditors

The Board of Directors has appointed the public accounting firm of Grant Thornton LLP to continue as independent auditors for the Company for the year ending December 31, 2001. Grant Thornton LLP served as the Company’s independent auditors for the year ended December 31, 2000. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she so desires.

     Audit Fees

Aggregate fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements for the fiscal year ended December 31, 2000 and the review of financial statements included in the quarterly form 10-Q filed with the Securities and Exchange Commission for that fiscal year were: $216,000.

     Financial Information System Design and Implementation Fees

No professional services were rendered by Grant Thornton LLP for the year ended December 31, 2000, with respect to, directly or indirectly, operating, or supervising the operation of, the Company’s information systems or managing the Company’s local area network or designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements taken as a whole.

     All Other Fees

The aggregate fees billed for services rendered by Grant Thornton LLP for services not covered under the two preceding captions totaled $302,000.

The Company’s Audit Option Committee has concluded that the provision of services covered under the caption All Other Fees is compatible with Grant Thornton LLP maintaining their independence. None of the hours expended on Grant Thornton’s engagement to audit the consolidated financial statements for the year ended December 31, 2000, were attributed to work performed by persons other than Grant Thornton’s full-time, permanent employees.

Stockholder Proposals

It is anticipated that the Company’s annual meeting in 2002 will be held on May 10, 2002 and any stockholder who intends to present a proposal for action at that meeting and would like a copy of the proposal included in the Company’s proxy materials must forward a copy of the proposal or proposals to the Company’s principal executive office at 5151 Corporate Dr. Road, Troy, Michigan 48098, and it must be received by the Company not later than November 30, 2001. The Company will have discretionary authority to vote proxies on matters at the 2002 annual meeting if the matter is not included in the proxy statement and notice by a stockholder to consider the matter was not received by the Company prior to the deadline provided in the Company’s Bylaws for such matters. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2002 annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Other Matters

The Board of Directors is not aware of any other business to be presented for action by the stockholders at the 2001 Annual Meeting other than those matters described in this proxy statement and matters incident to the conduct of the 2001 Annual Meeting. If, however, any other matters are properly brought before the Annual

Meeting, the persons named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board of Directors.

Miscellaneous

The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone number without additional compensation.

The Company’s 2000 Annual Report to Stockholders (the “Annual Report”), including financial statements, has been mailed to all persons who were stockholders of record as of the close of business on the Record Date. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Chief Financial Officer of the Company. The Annual Report is not to be treated as a part of this proxy solicitation material or as having been incorporated herein by reference.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ MARY KAY MCGUIRE

Mary Kay McGuire
Secretary

Troy, Michigan

April 3, 2001

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, will be furnished without charge to persons who were stockholders as of the Record Date upon written request to Michael W. Carrie, Chief Financial Officer, Flagstar Bancorp, Inc., 5151 Corporate Dr., Troy, Michigan 48098.

FLAGSTAR BANCORP, INC.
5151 Corporate Dr.
TROY, MICHIGAN 48098

REVOCABLE PROXY FOR THE ANNUAL MEETING
OF STOCKHOLDERS
MAY 7, 2001

The undersigned hereby constitutes and appoints Michael W. Carrie, Joan H. Anderson, and James D. Coleman, and each of them, the proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Stockholders of Flagstar Bancorp, Inc. (the “Company”) to be held at the national headquarters of the Company and Flagstar Bank, FSB, 5151 Corporate Dr. Road, Troy, Michigan on May 7, 2001 at 1:00 p.m., local time, and any adjournments thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote, upon the following matters.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN, AND WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF THE 2000 STOCK INCENTIVE PLAN, AND AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS, IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN AND TO THE EXTENT THIS PROXY CONFERS SUCH DISCRETIONARY AUTHORITY.

(1)	The election of Directors: Mark T. Hammond, James D. Isbister, and John R. Kirsten.

FOR all nominees listed above (except as marked to the contrary below).	WITHHOLD AUTHORITY to vote for all nominees listed above.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT THAT NOMINEE’S NAME BELOW.)

(2)	The adoption of the Company’s 2000 Restricted Stock Plan.

FOR	AGAINST	ABSTAIN

(3)	The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of the Stockholders and Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2000, and hereby revokes any proxy heretofore given. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE.

Date:_______________________________________

Signature:__________________________________

Signature:__________________________________

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS HEREIN AND RETURN IN THE ENCLOSED ENVELOPE. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signor is a corporation, please sign the full name by duly appointed officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each stockholder named should sign.